UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2014

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Estimated Unaudited Assets Under Management

The Company is disclosing to investors in the private investment funds that it manages that, as of June 1, 2014, the estimated unaudited amount of assets under management was approximately $11.4 billion, which reflects a net increase of approximately $0.5 billion since May 1, 2014. The Company’s estimate of assets under management is inclusive of performance for the month ended May 31, 2014 and capital flows as of June 1, 2014.

		Net Flows /
Platform	May 1, 2014	Performance	June 1, 2014
	(dollars in millions)
Hedge Funds (a) (b) (c)	3,846	99	3,946
Alternative Solutions	3,567	170	3,737
Ramius Trading Strategies	88	—	88
Real Estate (a)	1,705	—	1,705
Healthcare Royalty Partners (d) (e)	1,630	284	1,914
Other	59	(2)	57
Total	10,895	552	11,447

(a)         The Company owns between 30% and 55% of the general partners or managing members of the real estate business, the activist business and the long/short credit business (the single strategy hedge funds). We do not possess unilateral control over any of these general partners or managing members.

(b)         Includes approximately $300 million of committed but undrawn capital that will only be charged fees when invested.

(c)          These amounts include the Ramius Event Driven Equity Fund and the Company’s invested capital of approximately $163.6 million and $160.6 million as of June 1, 2014, and May 1, 2014, respectively.

(d)         These amounts include the Company’s invested capital of approximately $18.8 million and $18.8 million as of June 1, 2014, and May 1, 2014, respectively.

(e)          This amount reflects committed capital.

(f)           Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: July 10, 2014	By:	/s/ Owen S. Littman
		Name:	Owen S. Littman
		Title:	General Counsel

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